Exhibit 99.1
_____________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Kao
	Group Executive Vice President,	Vice President, Investor Relations
	Finance and Legal,	(925) 965-4668
	Chief Financial Officer	connie.kao@ros.com
(925) 965-4503

ROSS STORES ANNOUNCES
DEPARTURE OF MICHAEL O’SULLIVAN,
PRESIDENT AND CHIEF OPERATING OFFICER

Dublin, California, April 11, 2019 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that Michael O’Sullivan, the Company’s President and Chief Operating Officer since 2009, has resigned from the Company and its Board of Directors effective immediately to accept a position with another company.

In commenting, Barbara Rentler, Chief Executive Officer, said, “Michael has made numerous valuable contributions to the growth and success of our business since he joined Ross in 2003. We thank him and wish him well in his future endeavors.”

Ms. Rentler continued, “Looking ahead, we are confident in our deep bench of highly talented senior executives. We believe that their proven leadership skills will continue to drive the successful execution of our off-price strategies and thus, maximize our ability to deliver ongoing increases in shareholder value.”

Ms. Rentler added, “Given Mr. O’Sullivan’s departure, we expect to make management changes that will be announced over the coming months. In the interim, Michael Hartshorn, the Company’s Group Executive Vice President, Finance and Legal and Chief Financial Officer, and Mike Kobayashi, our Group Executive Vice President, Supply Chain, Merchant Operations and Technology will report directly to me. Additionally, Gary Cribb, our Group Executive Vice President, Stores and Loss Prevention, will report to Jim Fassio, President and Chief Development Officer.”

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected financial results that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “believe,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; impacts from the macro-economic environment, financial and credit markets, and geopolitical conditions that affect consumer confidence and consumer disposable income; our ability to continually attract, train, and retain associates to execute our off-price strategies; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and may result in temporary store closures and disruptions in deliveries of merchandise to our stores; potential information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our supply chain or information systems; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; our ability to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margin; changes in U.S. tax or tariff policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an adverse outcome in various legal, regulatory, or tax matters; a natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; damage to our corporate reputation or brands; effectively advertising and marketing our brands; issues from selling and importing merchandise produced in other countries; and maintaining sufficient liquidity to support our continuing operations, new store and distribution center growth plans, and stock repurchase and dividend programs. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2018, and Form 8-Ks for fiscal 2019. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.
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Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2018 revenues of $15.0 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,502 locations in 38 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 243 dd’s DISCOUNTS® in 18 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.